Exhibit 99

Investor Contact:	Mark E. Faford (203) 229-2654 mefaford@archchemicals.com

Press Contact:	Dale N. Walter (203) 229-3033 dnwalter@archchemicals.com

ARCH CHEMICALS REPORTS SECOND QUARTER 2006 EARNINGS IN LINE WITH GUIDANCE; REAFFIRMS FULL YEAR EARNINGS OUTLOOK

Highlights:

•	Second quarter earnings from continuing operations were $1.22 per share, up 18 percent, compared to $1.03 for the previous period; sales increased eight percent compared to the prior year period.
•	HTH water products operating income increased 74 percent over the prior year quarter.
•	Third quarter earnings per share from continuing operations are expected to be in the $0.20 to $0.30 range, compared to $0.28 for the prior year quarter.
•	The Company reaffirms full year earnings guidance to be in the $1.60 to $1.70 range.

NORWALK, Conn., August 1, 2006 - ARCH CHEMICALS, INC. (NYSE: ARJ) announced for the second quarter 2006, sales were $446.1 million compared to $411.3 million in the corresponding period in 2005. Segment operating income for the second quarter was $49.7 million in 2006 compared to $40.0 million in 2005. Earnings from continuing operations were $1.22 per share for the second quarter 2006 on $29.6 million of income, compared to $1.03 per share on income of $24.5 million a year ago.

“The significant, year-over-year improvement in our second quarter sales and earnings results was driven by the continued success of our ambitious Water Products’ margin-improvement initiatives and another strong quarter from Performance Urethanes,” said Chairman, President and CEO Michael E. Campbell.  “These strong performances, combined with record sales of biocides used in antidandruff shampoos and marine paints, more than offset the impact of persistently high raw material costs which adversely affected several of our businesses, particularly, Wood Protection.  To mitigate these high costs, we continue to tightly control spending and raise prices whenever and wherever possible.”

The following compares segment sales and operating income (including equity in earnings of affiliated companies) for the second quarters of 2006 and 2005. The Company has revised the 2005 segment operating income; see Appendix for further information.

Treatment Products

Treatment Products reported sales of $375.9 million and operating income of $54.0 million compared with sales of $355.1 million and operating income of $41.8 million in 2005.

HTH Water Products
HTH water products reported sales of $197.8 million and operating income of $41.4 million in 2006 compared to sales and operating income of $183.2 million and $23.8 million respectively, in 2005.

Sales increased $14.6 million, or approximately eight percent, principally due to favorable pricing for both branded and non-branded pool treatment products in the North American market. The increase in volumes from the acquisition of the remaining 50 percent of the Company’s water products joint venture, Nordesclor ($6.1 million or three percent), was more than offset by lower volumes principally due to the shedding of unprofitable business in North America.

Operating income increased $17.6 million primarily as a result of the improved pricing for the North American product lines. In addition, operating results benefited from favorable product mix, cost reduction initiatives and the positive contribution of the acquired business. HTH water products also achieved lower freight and distribution expenses in 2006 as a result of actions taken that addressed the inefficiencies in the distribution channels, which negatively impacted 2005.

Personal Care and Industrial Biocides
Personal care and industrial biocides reported sales of $75.5 million and operating income of $11.6 million compared to sales and operating income of $70.6 million and $11.1 million, respectively, in 2005.

Sales increased $4.9 million, or approximately seven percent, due to higher volumes that are attributable to record demand for biocides used in antidandruff products and in marine antifouling paints. Higher pricing in the building products and metalworking fluids markets to mitigate increased raw material costs were mostly offset by competitive pressures in the emulsions and in-can preservation markets.

Operating income increased $0.5 million, primarily due to improved margins from the higher sales volumes, partially offset by higher raw material costs.

Wood Protection and Industrial Coatings
Wood protection and industrial coatings reported sales of $102.6 million and operating income of $1.0 million compared to sales and operating income of $101.3 million and $6.9 million, respectively, in 2005.

Sales increased $1.3 million, or approximately one percent, due to improved pricing partially offset by the unfavorable effect of foreign exchange. The improved pricing is the result of price increases to mitigate higher raw material costs for Wolman® E products used in residential applications in the wood protection business, as well as higher raw material costs principally for polyurethane and other solvent-based products in the industrial coatings business. An increase in wood protection’s volumes of Tanalith® E products used in residential applications in Europe was offset by a decrease in volumes in the Italian domestic market in the industrial coatings business.

Operating income decreased $5.9 million over the prior year primarily due to lower margins for the wood protection business and, to a lesser extent, the industrial coatings business as a result of the higher raw material costs which negatively impacted the businesses. These results were partially offset by improved equity in earnings of the Koppers joint venture that were negatively impacted in 2005 by legal expenses associated with an investigation by the New Zealand Commerce Commission ($1.5 million).

Performance Products

Performance Products reported sales of $70.2 million and operating income of $5.5 million compared with sales and operating income of $56.2 million and $3.8 million, respectively, in 2005.

Performance urethanes sales increased approximately 28 percent over the prior year due to higher volumes and improved pricing. The increase in volumes was due to stronger demand across most product lines, particularly specialty polyols, due to new business. The improved pricing was principally due to successful price increases to mitigate higher raw material costs. Operating income improved $2.0 million as a result of higher sales volumes and improved margins from higher pricing.

Hydrazine sales were comparable to the prior year period as lower volumes of Ultra PureTM Hydrazine were offset by facility fees from the new U.S. Government contract. Operating income decreased as a result of unfavorable product mix.

General Corporate Expenses

General corporate unallocated expenses increased by $4.2 million principally due to higher compensation related costs from the increase in stock price for the Company’s stock-based long-term incentive awards and stock-based deferred compensation accounts. In addition, the Company incurred increased costs associated with its U.K. pension plans and the accounts receivable securitization program.

2006 Outlook

The Company anticipates earnings from continuing operations in the third quarter 2006 to be in the $0.20 to $0.30 per share range, compared to $0.28 for the prior-year quarter.

For full year 2006, sales are now expected to increase approximately seven to nine percent over 2005 and earnings per share from continuing operations are expected to range from $1.60 to $1.70. The Company now forecasts HTH water products total year sales of approximately $475 million, compared to its previous guidance of approximately $460 million, and operating margins are expected to be in the 7.5 to 8.5 percent range, up from its earlier guidance in the seven to eight percent range.  This improvement is expected to offset the adverse impact in the wood protection business from persistently high copper raw material costs. Depreciation and amortization is estimated to be approximately $45 million. Capital spending is anticipated to be in the $30 to $35 million range. Pension expense is expected to increase by approximately $7 million over prior year and the effective tax rate is assumed to be 33 percent.

Note: All references to earnings per share above reflect diluted earnings per share.

About Arch

Headquartered in Norwalk, Connecticut (USA), Arch Chemicals, Inc. is a global Biocides company with annual sales of approximately $1.3 billion.  Arch and its subsidiaries provide innovative, chemistry-based solutions to control the growth of harmful microbes.  The Company’s concentration is in water, hair and skin care products, pressure-treated wood, paints and coatings, building products and health and hygiene applications.  Arch Chemicals operates in two segments:  Treatment Products and Performance Products.  Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit the Company’s Web site at http://www.archchemicals.com.

•	Listen in live to Arch Chemicals’ second quarter 2006 earnings conference call on Tuesday August 1, 2006 at 11:00 a.m. (ET) at http://www.archchemicals.com.

•
If members of the public wish to access Arch’s live earnings call in a listen-only mode, dial: (800) 289-0493, passcode 6745570, in the United States or (913) 981-5510, passcode 6745570, outside the United States.

•
A telephone replay will be available from 3:00 p.m. on Tuesday, August 1, 2006 until 6:00 p.m. (ET) on Tuesday August 8, 2006. The replay number is (888) 203-1112, passcode 6745570; from outside the United States, please call (719) 457-0820, passcode 6745570.

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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by management and management's current expectations, outlook, estimates and projections about the markets and economy in which the Company and its various businesses operate. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "opines," "plans," "predicts," "projects," "should," "targets" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors"), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions; recession or lack of moderate growth in U.S. and European economies; increases in interest rates; economic conditions in Asia; worsening economic and political conditions in Venezuela; changes in foreign currencies against the U.S. dollar; customer acceptance of new products; efficacy of new technology; changes in U.S. laws and regulations; increased competitive and/or customer pressure; the Company's ability to maintain chemical price increases; higher-than-expected raw material costs and availability for certain chemical product lines; an increase in anti-dumping duties on certain products; increased foreign competition in the calcium hypochlorite markets; unfavorable court, arbitration or jury decisions or unfavorable tax matters; the supply/demand balance for the Company's products, including the impact of excess industry capacity; failure to achieve targeted cost-reduction programs; capital expenditures in excess of those scheduled; environmental costs in excess of those projected; the occurrence of unexpected manufacturing interruptions/outages at customer or company plants; reduction in expected government contract orders; a decision by the Company not to start up the hydrates manufacturing facility; unfavorable weather conditions for swimming pool use; inability to expand sales in the professional pool dealer market; and gains or losses on derivative instruments.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Income (a)
(In millions, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Sales	$446.1	$411.3	$763.9	$712.6
Cost of Goods Sold	317.4	294.6	547.3	512.2
Selling and Administration	74.0	71.1	143.1	140.8
Research and Development	5.3	5.3	9.9	10.3
Interest Expense, Net	5.5	5.8	10.8	10.2
Income from Continuing Operations Before Equity
in Earnings of Affiliated Companies and Taxes	43.9	34.5	52.8	39.1
Equity in Earnings (Losses) of Affiliated Companies	0.3	(0.3)	0.5	0.6
Income Tax Provision	14.6	9.7	17.6	11.6
Income from Continuing Operations	29.6	24.5	35.7	28.1
Loss from Discontinued Operations, Net of Tax (b)	(0.1)	-	(0.5)	-
Gain on Sale of Discontinued Operations, Net of Tax (c)	-	2.9	-	2.9
Net Income	$29.5	$27.4	$35.2	$31.0

Basic Income Per Share:
Continuing Operations	$1.23	$1.04	$1.49	$1.19
Loss from Discontinued Operations, Net of Tax (b)	-	-	(0.02)	-
Gain on Sale of Discontinued Operations, Net of Tax (c)	-	0.12	-	0.12
Basic Income Per Share	$1.23	$1.16	$1.47	$1.31

Diluted Income Per Share:
Continuing Operations	$1.22	$1.03	$1.47	$1.18
Loss from Discontinued Operations, Net of Tax (b)	-	-	(0.02)	-
Gain on Sale of Discontinued Operations, Net of Tax (c)	-	0.12	-	0.12
Diluted Income Per Share	$1.22	$1.15	$1.45	$1.30

Weighted Average Common Stock Outstanding - Basic	24.0	23.6	24.0	23.6
Weighted Average Common Stock Outstanding - Diluted	24.3	23.8	24.2	23.8

(a)	Unaudited.

(b)	Represents the results of operations of the CMS business which is accounted for as an Asset Held For Sale.

(c)
Represents the recovery of £1.7 million (approximately $2.9 million) related to two outstanding notes from the sale of the Hickson organics Castleford operations that were previously reserved as of December 31, 2004 due to the significant uncertainty concerning the viability of the purchaser. The Company received the cash payment on July 19, 2005 for the principal and interest on these outstanding notes.

Arch Chemicals, Inc.
Condensed Consolidated Balance Sheets
(In millions, except per share amounts)

	June 30,	December 31,
	2006 (a)	2005

Assets:
Cash & Cash Equivalents	$49.0	$43.1
Accounts Receivable, Net (b)	160.3	133.1
Short-Term Investment (b)	84.0	68.4
Inventories, Net	207.0	172.0
Other Current Assets	37.9	39.8
Assets Held For Sale	2.8	8.3
Total Current Assets	541.0	464.7
Investments and Advances - Affiliated Companies at Equity	6.1	5.7
Property, Plant and Equipment, Net	185.9	191.4
Goodwill	216.5	211.5
Other Intangibles	142.3	140.7
Other Assets	51.5	47.9
Total Assets	$1,143.3	$1,061.9

Liabilities and Shareholders' Equity:
Short-Term Borrowings	$7.8	$8.5
Current Portion of Long-Term Debt (c)	148.7	3.5
Accounts Payable	197.2	174.6
Accrued Liabilities	88.5	88.9
Liabilities Associated with Assets Held For Sale	2.6	9.1
Total Current Liabilities	444.8	284.6
Long-Term Debt	65.4	217.8
Other Liabilities	216.2	194.5
Total Liabilities	726.4	696.9
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 100.0 Shares:
24.0 Shares Issued and Outstanding (23.6 in 2005)	24.0	23.6
Additional Paid-in Capital	433.4	422.2
Retained Earnings	62.0	36.4
Accumulated Other Comprehensive Loss	(102.5)	(117.2)

Total Shareholders' Equity	416.9	365.0
Total Liabilities and Shareholders' Equity	$1,143.3	$1,061.9

(a)	Unaudited.

(b)	The Company sold certain accounts receivable through an accounts receivable securitization program (see Form 10-K for additional information). As a result, accounts receivable have been reduced, and the Company's retained interest in such receivables have been reflected as a short-term investment. As of June 30, 2006, the Company had sold $60.0 million of participation interests in $144.0 million of accounts receivable and, as of December 31, 2005, the Company had not sold any participation interests in such accounts receivable.

(c)	At March 31, 2006, the Company reclassed $149.0 million of its senior notes to current as they come due in March 2007.

Arch Chemicals, Inc.
Condensed Consolidated Statements of Cash Flows (a)
(In millions)

Six Months Ended June 30,	2006	2005
Operating Activities:
Net Income	$35.2	$31.0
Adjustments to Reconcile Net Income to Net Cash
and Cash Equivalents (Used in) Provided by Operating
Activities:
Loss (Income) from Discontinued Operations	0.5	(2.9)
Equity in Earnings of Affiliates	(0.5)	(0.6)
Depreciation and Amortization	22.4	23.6
Deferred Taxes	12.2	6.7
Restructuring Payments	(0.2)	(1.1)
Changes in Assets and Liabilities, Net of Purchase
and Sale of Businesses:
Accounts Receivable Securitization Program	60.0	73.4
Receivables	(97.1)	(118.2)
Inventories	(32.9)	(34.5)
Other Current Assets	1.1	-
Accounts Payable and Accrued Liabilities	13.8	31.7
Noncurrent Liabilities	9.5	(28.9)
Other Operating Activities	(0.4)	1.6
Net Operating Activities from Continuing Operations	23.6	(18.2)
Cash Flows of Discontinued Operations	(1.1)	4.1
Net Operating Activities	22.5	(14.1)
Investing Activities:
Capital Expenditures	(9.3)	(6.4)
Business Acquired in Purchase Transaction, Net of Cash Acquired	(2.8)	(3.1)
Cash Payments from the Sale of a Business	(0.5)	(3.9)
Cash Flows of Discontinued Operations	-	-
Other Investing Activities	(1.5)	(0.8)
Net Investing Activities	(14.1)	(14.2)
Financing Activities:
Long-Term Debt Borrowings	40.0	111.0
Long-Term Debt Repayments	(46.5)	(111.1)
Short-Term Borrowings (Repayments), Net	(0.9)	1.2
Dividends Paid	(9.6)	(9.4)
Cash Flows of Discontinued Operations	-	-
Proceeds from Stock Options Exercised and Other Financing Activities	11.6	1.0
Net Financing Activities	(5.4)	(7.3)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	2.9	(2.6)
Net Increase (Decrease) in Cash and Cash Equivalents	5.9	(38.2)
Cash and Cash Equivalents, Beginning of Year	43.1	74.6
Cash and Cash Equivalents, End of Period	$49.0	$36.4

(a)	Unaudited.

Arch Chemicals, Inc.
Segment Information (a, d)
(In millions)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005
Sales:
Treatment Products:
- HTH Water Products	$197.8	$183.2	$297.2	$274.0
- Personal Care and Industrial Biocides	75.5	70.6	141.9	140.4
- Wood Protection and Industrial Coatings	102.6	101.3	189.8	188.4
Total Treatment Products	375.9	355.1	628.9	602.8
Performance Products:
- Performance Urethanes	64.9	50.9	125.3	99.8
- Hydrazine	5.3	5.3	9.7	10.0
Total Performance Products	70.2	56.2	135.0	109.8
Total Sales	$446.1	$411.3	$763.9	$712.6
Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products	$41.4	$23.8	$46.2	$24.2
- Personal Care and Industrial Biocides	11.6	11.1	22.9	23.8
- Wood Protection and Industrial Coatings	1.0	6.9	2.4	8.4
Total Treatment Products	54.0	41.8	71.5	56.4
Performance Products:
- Performance Urethanes	5.4	3.4	9.4	4.5
- Hydrazine	0.1	0.4	(0.1)	(0.3)
Total Performance Products	5.5	3.8	9.3	4.2
	59.5	45.6	80.8	60.6
General Corporate Expenses (c)	(9.8)	(5.6)	(16.7)	(10.7)
Total Segment Operating Income Including Equity in
Earnings of Affiliated Companies	49.7	40.0	64.1	49.9
Equity in (Earnings) Losses of Affiliated Companies	(0.3)	0.3	(0.5)	(0.6)
Total Operating Income	49.4	40.3	63.6	49.3
Interest Expense, Net	(5.5)	(5.8)	(10.8)	(10.2)
Income from Continuing Operations Before Taxes and
Equity in Earnings (Losses) of Affiliated Companies	$43.9	$34.5	$52.8	$39.1

(a)	Unaudited.

(b)	Includes equity in (earnings) losses of affiliated companies.

(c)
Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program, certain pension expenses and the results of the Company's Planar Solutions joint venture through the date of sale on November 30, 2005.

(d)
In 2006, the Company has included pension expense associated with pension obligations for retirees assumed with the Hickson acquisition, as well as for employees subsequently transferred with the related sold businesses in General corporate expenses that had previously been allocated to the Company's operating segments. The Company has reclassified prior period amounts to conform to the current presentation. The amount previously allocated that is now included in General corporate expenses for the three months ended March 31, 2006 was $1.6 million. The amount previously recorded for the three and six months ended June 30, 2005 was $1.0 million and $2.0 million, respectively. See Appendix for revised segments for 2005 and the first quarter of 2006.

Arch Chemicals, Inc.
Appendix: Revised Segment Information (a, g)
(In millions)

	2006	2005
	First	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Quarter	Year
Sales:
Treatment Products:
- HTH Water Products	$99.4	$90.8	$183.2	$95.8	$63.3	$433.1
- Personal Care and Industrial Biocides	66.4	69.8	70.6	66.9	65.4	272.7
- Wood Protection and Industrial Coatings	87.2	87.1	101.3	89.7	80.3	358.4
Total Treatment Products	253.0	247.7	355.1	252.4	209.0	1,064.2
Performance Products:
- Performance Urethanes	60.4	48.9	50.9	59.0	63.2	222.0
- Hydrazine	4.4	4.7	5.3	2.8	6.1	18.9
Total Performance Products	64.8	53.6	56.2	61.8	69.3	240.9
Total Sales	$317.8	$301.3	$411.3	$314.2	$278.3	$1,305.1

Segment Operating Income (Loss) (b):
Treatment Products:
- HTH Water Products (c)	$4.8	$0.4	$23.8	$(2.0)	$(11.0)	$11.2
- Personal Care and Industrial Biocides	11.3	12.7	11.1	11.7	10.1	45.6
- Wood Protection and Industrial Coatings	1.4	1.5	6.9	6.2	2.0	16.6
Total Treatment Products	17.5	14.6	41.8	15.9	1.1	73.4
Performance Products:
- Performance Urethanes (c, d)	4.0	1.1	3.4	5.4	9.9	19.8
- Hydrazine (c)	(0.2)	(0.7)	0.4	(1.5)	1.0	(0.8)
Total Performance Products	3.8	0.4	3.8	3.9	10.9	19.0
	21.3	15.0	45.6	19.8	12.0	92.4
General Corporate Expenses (e, f)	(6.9)	(5.1)	(5.6)	(4.5)	3.0	(12.2)
Total Segment Operating Income including Equity in Earnings of Affiliated Companies	14.4	9.9	40.0	15.3	15.0	80.2

Impairment	-	-	-	-	(0.9)	(0.9)
Equity In (Earnings) Losses of Affiliated Companies	(0.2)	(0.9)	0.3	(1.2)	(1.1)	(2.9)
Total Operating Income	14.2	9.0	40.3	14.1	13.0	76.4
Interest Expense, net	(5.3)	(4.4)	(5.8)	(4.9)	(4.6)	(19.7)
Income from Continuing Operations before Equity in Earnings of Affiliated Companies, Taxes and Cumulative Effect of Accounting Change	$8.9	$4.6	$34.5	$9.2	$8.4	$56.7

(a)	Unaudited.

(b)	Includes equity in (earnings) losses of affiliated companies.

(c)
Third quarter 2005 includes an additional charge for a portion of penalties and interest related to the Brazilian state import tax claim of $0.2 million and $0.7 million for the water products and performance urethanes businesses, respectively. Fourth quarter 2005 includes an additional charge for a portion of penalties and interest related to the Brazilian state import claim of $0.2 million, $0.7 million and $0.1 million for the water products, performance urethanes and hydrazine businesses, respectively.

(d)	Fourth quarter and year-to-date 2005 includes a pre-tax gain on excess land of $5.8 million located in Brandenburg, Kentucky.

(e)	Fourth quarter and year-to-date 2005 includes a $10.2 million pre-tax gain on the sale of the Planar Solutions joint venture.

(f)
Includes certain general expenses of the corporate headquarters that are not allocated to the business segments, including costs associated with the Company's accounts receivable securitization program, certain pension expenses and the results of the Company's Planar Solutions joint venture through the date of sale on November 30, 2005.

(g)
In 2006, the Company has included pension expense associated with pension obligations for retirees assumed with the Hickson acquisition, as well as for employees subsequently transferred with the related sold businesses in General corporate expenses that had previously been allocated to the Company's operating segments. The Company has reclassified prior period amounts to conform to the current presentation.